Exhibit 10.2

Senior Executive Employment Contract

Employment Contract for Director, Chief Executive Officer, Chief Financial Officer

This Employment Agreement (“Agreement”) is entered into this November 20, 2024 (the “Effective Date”) between American Cannabis Company, Inc. ("Employer"), a Delaware corporation located at 1004 S. Tejon Street, Colorado Springs, CO, 80903, and Joseph Cleghorn ("Employee"), with a residence at 701 Waddell Avenue, Key West, FL 33040; Employer and Employee are collectively the “Parties.”

In consideration of the mutual promises made herein, the Parties agree as follows:

Article I. Term of Employment.

Specified Term

Section 1.1.       The Employer employs the Employee, who accepts employment with the Employer for one year, beginning on November 11, 2024, and terminating on November 11, 2025.

Earlier Termination

Section 1.2.       This Agreement may be terminated earlier as hereinafter provided.

Article II. Duties and Obligations of Employee.

Title and Description of Duties

Section 2.1.       Employee shall serve as Director, Chief Executive Officer, and Chief Financial Officer of the Employer. In that capacity, the Employee shall do and perform all services, acts, or things necessary or advisable to fulfill the duties of a Director, Chief Executive Officer, and Chief Financial Officer. However, in his capacity as Chief Executive Officer and Chief Financial Officer, the Employee shall always be subject to the direction and policies established by the Board of Directors of Employer.

Loyal and Conscientious Performance of Duties

Section 2.2.       Employee agrees that to the best of his ability and experience, he will at all times loyally and conscientiously perform all of the duties and obligations required of him either expressly or implicitly by the terms of this Agreement.

Devotion of Time to Employer's Business

Section 2.3.

(a)	Employee shall devote his productive time, ability, and attention to the business of Employer during the term of this Agreement.
(b)	During the term of this Agreement, Employee shall not engage in any other business duties or pursuits that pose a conflict of interest to the Employer or the Employer’s business. Furthermore, during the term of this Agreement, Employee shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer's President, which shall not be unreasonably withheld. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this section if those activities do not materially interfere with the services required under this Agreement and shall not require the prior written consent of Employer.
(c)	This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement. However, Employee shall not, directly or indirectly, acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer.

Competitive Activities

Section 2.4.       During the term of this contract, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

Uniqueness of Employee's Services

Section 2.5.       Employee represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in action at law. Employee, therefore, expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to seek injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

Indemnification for Negligence or Misconduct

Section 2.6.       Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from Employee's negligence or misconduct.

Trade Secrets

Section 2.7.

(a)	The Parties acknowledge and agree that during the term of this Agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by Employer, actually or potentially used in the operation of Employer's business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes "Employer's Trade Secrets."
(b)	Employee specifically agrees that he shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any Trade Secrets, directly or indirectly, to any other person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment for Employer.
(c)	Employee acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of Employer's Trade Secrets obtained by Employee during the course of his employment under this Agreement, including information concerning Employer's actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer, either during the term of this Agreement or at any other time thereafter.
(d)	Employee further agrees that all files, records, documents, drawings, specifications, equipment, software, and similar items, whether maintained in hard copy or online relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises or, if kept on-line, from the computer systems of Employer only with the express prior written consent of Employer's Board of Directors.

Article III.

Obligations of Employer.

General Description

Section 3.1.       Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement as specified in this Agreement.

Office and Staff

Section 3.2.       The Employer shall provide the Employee with business equipment, office space, and administrative support suitable to the Employee's position and adequate for performing his duties.

Article IV. Compensation of Employee.

Annual Salary

Section 4.1.       Employee waives payment of compensation for the term of this Agreement.

Article V. Employee Benefits.

Health Insurance

Section 5.1.       The Employer agrees to reimburse the Employee for the premiums of the Employee’s current health insurance plan upon the Employee’s submission of premium statements to the Employer.

Life Insurance

Section 5.2.       The Employer agrees to reimburse the Employee for the premiums of the Employee’s current life insurance policy upon the Employee’s submission of premium statements to the Employer.

Article VI. Business Expenses.

Business Expenses

Section 6.1.

(a)	Employer shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in promoting the business of Employer, including expenditures for entertainment, gifts, and travel.
(b)	Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.
(c)	Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction or as may be required by Employer.

Article VII. Termination of Employment.

Termination for Cause

Section 7.1.

(a)	Employer reserves the right to terminate this Agreement if Employee (1) willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, or (2) commits acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude, that would prevent the effective performance of his duties.

(b)	Employer may, at its option, terminate this Agreement for the reasons stated in this section by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement.
(c)	Termination under this section shall be considered "for cause" for the purposes of this Agreement.

Termination Without Cause

Section 7.2.

(a)	This Agreement shall be terminated upon the death of Employee.
(b)	Employer reserves the right to terminate this Agreement not less than 3 months after Employee suffers any physical or mental disability that would prevent the performance of his essential job duties under this Agreement, unless reasonable accommodation can be made to allow Employee to continue working. Such a termination shall be effected by giving 10 days'] written notice of termination to Employee.
(c)	Termination under this section shall not be considered "for cause" for the purposes of this Agreement.

Effect of Merger, Transfer of Assets, or Dissolution

Section 7.3.

(a)	This Agreement shall not be terminated by any voluntary or involuntary dissolution of Employer resulting from either a merger or consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer.
(b)	In the event of any such merger or consolidation or transfer of assets, Employer's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of Employer's assets.

Termination by Employee

Section 7.4.       Employee may terminate his obligations under this Agreement by giving Employer at least 30 days’ notice.

Effect on Compensation

Section 7.5.       If this Agreement is terminated before the completion of the term of employment specified herein, Employee shall be entitled to the compensation earned by and vested in him prior to the termination date as provided for in this Agreement, computed pro rata up to and including that date. Employee shall be entitled to no further compensation as of the termination date.

Article VIII. Non-Competition and Non-Solicitation.

Section 8.1.       Employee agrees that during his employment by the Employer and the one (1) year period commencing upon termination of his employment (the “Restriction Period”) Employee will not, directly or indirectly: (i) own, manage, operate, control or participate in the ownership, management, operation of, or be connected as an officer, partner, director or otherwise, or have any financial interest in any other business that is (a) significant to the Employer and its subsidiaries as a whole and (b) during Employee’s employment hereunder is in competition with the business conducted by the Employer and any of its subsidiaries in any geographic region where such business is being conducted during such Restriction Period; provided that ownership, for personal investment purposes only, of no more than five (5) percent of the voting stock of any publicly held corporation shall not constitute a violation of this section; or (ii) solicit the customers of the Employer and its subsidiaries for business on behalf of any entity or person other than the Employer and its subsidiaries.

Section 8.2.       During the Restriction Period, Employee will not, directly or indirectly, solicit for employment by any person or entity other than the Employer and its subsidiaries, any person then employed by the Employer and its subsidiaries.

Section 8.3.       Employee agrees that during the term of this Agreement, he will not take any action which might divert from the Employer or any of its subsidiaries any opportunity which would be within the scope of any of the present businesses of Employer or any business proposed or contemplated to be engaged in by Employer during the term of this Agreement.

Article IX. Representation of Employee.

Section 9.1.       Employee represents and warrants that Employee’s employment with Employer and performance under this Agreement will not violate or breach any duty or obligation owed by Employee to any other person or company under contract, agreement or by operation of law.

Article X. General Provisions.

Notices

Section 10.1.   Any notices required to be given under this Agreement by either party to the other shall be in writing and shall be transmitted either by (i) registered mail, (ii) certified mail, return receipt requested, or (iii) overnight mail, addressed to the party to be notified at the following address or to such other address (or person) as such party shall specify by like notice hereunder:

American Cannabis Company, Inc.	Joseph Cleghorn
1004 S. Tejon Street, Colorado Springs, CO 80903	701 Waddell Avenue, Key West, FL 33040
Attention: Ellis Smith, Director	Attention: Joseph Cleghorn

Arbitration

Section 10.2.   Any dispute, controversy, or claim between the Parties arising out of or related in any way to this Agreement which cannot be amicably resolved by the Parties shall be solely and finally settled by arbitration administered by JAMS following its commercial arbitration rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall occur before a panel of three arbitrators in Denver, Colorado. The arbitration shall be in English. The arbitrators will be bound to adjudicate all disputes following the laws of the State of Colorado. The arbitrators' decision shall be in writing with written findings of fact and shall be final and binding on the Parties. Each party shall bear its own costs for the arbitration proceedings irrespective of its outcome. This section provides the sole recourse for the settlement of any disputes arising out of, in connection with, or related to this Agreement.

Attorneys' Fees and Costs

Section 10.3.   If either party incurs any legal fees associated with the enforcement of this Agreement or any rights under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and any court, arbitration, mediation, or other litigation expenses from the other party.

Entire Agreement

Section 10.4.   This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the Parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

Modifications

Section 10.5.   Any modification of this agreement will be effective only if it is in writing signed by Employee and an authorized representative of the Employer.

Waiver

Section 10.6.   The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Enforceability

Section 10.7.   Employer and Employee recognize that the laws and public policies of the various states of the United States may differ regarding the validity and enforceability of certain provisions in this Agreement. The Parties intend that all provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, and that the unenforceability of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, then the offending provision or part thereof shall be deleted as narrowly as possible to render the remaining balance of the Agreement enforceable and to protect to the fullest extent the Employer’s legitimate interests as expressed and intended herein.

Law Governing Agreement

Section 10.8.   This Agreement shall be governed by and construed following the laws of the State of Colorado, without regard to its conflicts of laws principles.

Employee Review

Section 10.9.   Employee understands that this Agreement creates legally binding obligations and that Employee will be subject to liability if the Employee violates any of the provisions of this Agreement. The Employee acknowledges having read this Agreement, having understood the meaning and consequences of every term and enters it voluntarily and freely and after adequate opportunity to review and consider it and to consult with his legal and financial advisors. Employee acknowledges receiving a copy of this Agreement and that the consideration received by Employee for entering into this Agreement is fair and equitable.

Survival

Section 10.10. The provisions of this Agreement which by their nature extend beyond the termination of the Agreement will survive termination or expiration of the Agreement.

Sums Due Deceased Employee

Section 10.11.

If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, and assigns.

IT WITNESS WHEREOF, the Parties have signed this Agreement on November 19, 2024.

EMPLOYER

AMERICAN CANNABIS COMPANY, INC.

By:	/s/ Ellis Smith
ELLIS SMITH, DIRECTOR

EMPLOYEE

JOSEPH CLEGHORN

By:	/s/ Joseph Cleghorn
JOSEPH CLEGHORN